Exhibit 99.1

[LOGO OF NAPRO BIOTHERAPEUTICS, INC.]	630 Fifth Avenue, Suite 3110
New York, NY 10111
Tel: (212) 319-2800
Fax: (212) 319-2808

6304 Spine Road, Unit A
Boulder, Colorado 80301
Tel: (303) 530-3891
Fax: (303) 530-1296

CONTACT:

NaPro BioTherapeutics, Inc.
L. Robert Cohen
Vice President, Investor Relations
(212) 218-8715

Investor Inquiries:	Media Inquiries:
Stern Investor Relations	Signova
Lilian Stern	Linda Dyson
(212) 362-1200	(973) 761-4987

NAPRO TO SELL WORLDWIDE PACLITAXEL BUSINESS

— Company shifts strategic focus to development of products based on

Gene Editing and Targeted Oncology —

BOULDER, CO., April 9, 2003—NaPro BioTherapeutics, Inc., (Nasdaq: NPRO) announced today that it is offering for sale its worldwide generic cremaphor injectable paclitaxel business. Proceeds from the sale will be used to accelerate the development and commercialization of therapeutic products based upon NaPro’s proprietary Gene Editing and Targeted Oncology platforms, to advance the company’s reagent and services business, and to retire $20.0 million of funded debt from Abbott Laboratories.

NaPro’s paclitaxel business generated $34.2 million in product sales and $10.2 million in gross profit in 2002, up from $15.7 million in product sales and a gross loss of $3.6 million for 2001. The assets to be sold include more than one hundred domestic and international issued and pending paclitaxel patents, a worldwide registration dossier, worldwide development and supply agreements, inventories, and manufacturing fixed assets. The Company has retained Wells Fargo Securities, LLC to represent NaPro in this transaction.

“Our worldwide generic paclitaxel business is strong. Our decision to sell the business now arises from our conviction that the much larger, long-term opportunity for NaPro shareholders lies in the commercialization of the unique therapeutic candidates we have in development,” commented Leonard P. Shaykin, Chairman and Chief Executive Officer of NaPro.

“The net proceeds from the sale of the paclitaxel business will accelerate the development of our therapeutic programs and support the growth of our reagent and services business. We anticipate the sale of the paclitaxel business should be completed by the fourth quarter of this year, and will likely require approval by the Company’s stockholders at a special meeting convened for that purpose,” continued Mr. Shaykin.

Neither the timing nor the terms of a sale of the paclitaxel business are certain at this time, and the Company can give no assurance that any transaction will occur. NaPro, therefore, does not intend to further comment on the status of the sales effort prior to signing and announcing a definitive agreement.

NAPRO’S DRUG DEVELOPMENT PROGRAMS

NaPro currently has four proprietary therapeutic product candidates in preclinical development. These four product candidates are representative of two patented platform technologies in the area of Gene Editing and Targeted Oncology.

Gene Editing Development Programs

NaPro is currently developing an ex vivo therapy for Sickle Cell disease based upon NaPro’s proprietary Gene Editing technology which employs proprietary oligonucleotides that are able, among other things, to rapidly locate and specifically modify a chosen single base pair in a targeted gene of choice. The Company’s therapy consists of treating hematopoietic progenitor cells, isolated from Sickle Cell patients which are then treated ex vivo, with a proprietary oligonucleotide that corrects the defective base pair in the hemoglobin gene. The resulting corrected autologous progenitor cells, when re-introduced into the patient, would then begin producing normal, rather than sickle, hemoglobin. The therapy addresses the underlying genetic basis of the disease.

The unique attributes ofNaPro’s Gene Editing technology are that it does not rely upon the random insertion of any genetic material, is specific to the individual base pair, and does not employ a vector, viral or otherwise, to induce genetic correction. The company believes that, consequently, it will not give rise to the toxicities associated with traditional gene therapy.

NaPro is also developing an in vivo oligonucleotide therapy for Huntington’s disease. Huntington’s disease is a neurodegenerative disease that is specifically characterized by fatal aggregate formation and cell death in most areas of the brain. There is no current treatment to halt the progression of the disease, which leads to death after ten to twenty-five years of decline. NaPro has patented proprietary oligonucleotides that may be effective in addressing the treatment paradigm for this disease. Both the Sickle Cell and the Huntington’s program are in pre-clinical development and will require significant additional work before entering the clinic.

The company’s Gene Editing technology also underpins an additional set of business opportunities for NaPro in the area of research reagents and genomic services. The Company now offers a service to researchers to rapidly isolate hard to detect genes and gene fragments in a diverse and heterogeneous genetic population. The Company is also offering SNP and haplotype panels in any gene of choice, quickly and cost effectively, for diagnostic uses and transfer into cells or animal models for target validation, drug safety and efficacy assays and for studies of gene function.

Targeted Oncology Development Programs

NaPro currently has two candidate molecules in pre-clinical development in the oncology area. Both of these products are based on the Company’s Targeted Oncology technology, which links chemotherapeutic agents to peptides which target specific tumors. The advantage of this technology is that the molecules may have both a better safety and efficacy profile than untargeted chemotherapeutic agents because of their unique tumor specificity. The first is a proprietary molecule targeted to receptors for squamous cell cancers of the head and neck, and the second is a proprietary molecule targeted to specific receptors over-expressed in both small-cell lung and pancreatic cancers. Both targeted oncology programs are in pre-clinical development and will require significant additional work before entering the clinic.

Conference Call Information

NaPro management will host a conference call with investors and analysts to discuss the sale of the paclitaxel business. The call will take place on April 10 at 8:30am EDT and can be accessed by dialing (888) 282-9568 for domestic callers, and for international callers, (630) 395-0211. The pass code is NAPRO. The conference call will also be available on the Company’s website at www.naprobio.com.

A replay of the conference call will be available from 10:30am EDT on April 10, 2003 through April 16 11:59pm EDT and may be accessed by dialing (888) 282-0031 for domestic callers and for international callers, (402) 998-0515.

NaPro BioTherapeutics, Inc. is a pharmaceutical company focused in two distinct research, development and marketing areas: the development and in-licensing of novel pharmaceutical products, primarily in the area of anti-cancer agents, and the development of novel genomic technologies, primarily in the area of “gene editing,” for application in human therapeutics, diagnostics, agribiotechnology, and pharmacogenomics.

The statements in this news release that are not historical facts, including those regarding the sale of the paclitaxel business and the success of NaPro’s development programs. These are forward-looking statements that represent management’s beliefs and assumptions as of the date of this news release, based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “estimates,” “may,” “will,” “should,” “anticipated,” “expected,”

“trusts” or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties as to which there can be no assurance, including, but not limited to the ability of the Company to sell the paclitaxel business for an adequate and acceptable price, the costs of continuing development of any or all of the Company’s development programs, the timing of when those programs will enter the clinic, the successful commercialization of the Company’s platform technologies, the ability to obtain, maintain and enforce patents relating to the Company’s platform technologies, and the risk that developments in the Company’s business will require new and unanticipated investment. Should one of more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results can differ materially from those forecasted or expected. These factors are more fully described in the Company’s documents filed from time to time with the Securities and Exchange Commission, which are incorporated by reference, including the Company’s form 10-K for the year ending December 31, 2002 filed with the Securities and Exchange Commission on March 27, 2003. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.